Exhibit 23.2

                               Consent of KPMG LLP


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                        INDEPENDENT ACCOUNTANTS' CONSENT

The  Board  of  Directors
AirGate  PCS,  Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of AirGate PCS, Inc. of our report dated November 10, 2000, relating to the consolidated balance sheets of AirGate PCS, Inc. and subsidiaries as of September 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year ended September 30, 2000, the nine month period ended September 30, 1999, and the year ended December 31, 1998, which report appears in the September 30, 2000, annual report on Form 10-K of AirGate PCS, Inc.



KPMG  LLP
Atlanta,  Georgia
February  28,  2001


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